CERTIFICATE OF INCORPORATION
                                OF
                      Mainframe Security Corp.

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST: The name of the Corporation is Mainframe Security Corp.

SECOND: Its registered office is to be located at Suite 606, 1220 N. Market st., Wilmington, DE 19801, County of New Castle.
The name of the registered agent at such address is Registered Agents, Ltd.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH: The amount of total authorized capital stock of the corporation is fifty million (50,000,000). All such shares are to be with a par value of $0.0001 and are to be of one class.

FIFTH: The incorporator of the corporation is Sid Garnett, whose mailing address is Suite 606, 1220 N. Market st., Wilmington, DE 19801.

SIXTH: Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SEVENTH: In furtherance and not in limitation of the powers conferred by the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation, subject to the power of the stockholders of the corporation to alter or repael any by-law whether adopted by them or otherwise.

EIGHTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damage from breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act of omission occurring prior to the time of such amendment, modification or repeal.

NINTH: The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and priveleges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporationin its present form or as hereafter amended are granted subject to the rights reserved in this article.

TENTH: The powers of the incorporator are to terminate upon filing of this Certificate. The name and mailing address of the person(s) who is to serve as the initial director until the first annual meeting of stockholders of the corporation, or until a successor(s) is elected and qualified, is Frank Power, c/o Site 1, 1155 Melville Street,
Vancouver, BC, V6E 4C4, Canada.

The undersigned hereby acknowledges that the foregoing certificate of incorporation is her act and deed on this seventeenth day of March, 1999.



                                        By:  /s/  Sid Garnett
                                           --------------------------
                                                  Sid Garnett
                                                  INCORPORATOR
State of Delaware
Secretary of state
Division of Corporations
Filed  09:00 AM 03/17/1999
991104094 - 3017897